 Exhibit (a)(1)(F)
U.S. OFFER TO PURCHASE FOR CASH
Any and All Outstanding Common Shares, no par value per share, held by U.S. holders
and
Any and All of the Outstanding American Depositary Shares, each of which represents one-third of one
Common Share,
held by all holders, wherever located,
of
BANCO ITAÚ CHILE
(formerly known as ITAÚ CORPBANCA)
at
8,500.00 Chilean Pesos Per Common Share (payable in U.S. dollars)
and
2,833.3333 Chilean Pesos Per American Depositary Share (payable in U.S. dollars)
(each representing one-third of one Common Share)
by
ITB HOLDING BRASIL PARTICIPAÇÕES LTDA.,
an indirect wholly owned subsidiary
of
ITAÚ UNIBANCO HOLDING S.A.
THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:30P.M., NEW YORK CITY TIME, ON JULY 5, 2023, UNLESS THE U.S. OFFER IS EXTENDED.
June 6, 2023
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Securities Intermediaries:
We have been engaged by ITB Holding Brasil Participações Ltda., a limited liability company organized under the laws of the Federative Republic of Brazil (“Purchaser”) and an indirect wholly owned subsidiary of Itaú Unibanco Holding S.A., a company organized under the laws of the Federative Republic of Brazil (“IUH”), to act as Information Agent (the “Information Agent”) in connection with the offer to purchase: (1) any and all outstanding common shares, no par value per share (the “Common Shares”) of Banco Itaú Chile (formerly known as Itaú Corpbanca), a publicly-traded special banking corporation (sociedad anónima especial bancaria) organized under the laws of the Republic of Chile (the “Company”), held by U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), which defines a U.S. holder as “any security holder resident in the United States”); and (2) any and all outstanding American Depositary Shares (each of which represents one-third of one Common Share) (the “ADSs,” and together with the Common Shares, the “Shares”), held by holders, wherever located, in each case other than any Shares owned directly or indirectly by IUH and/or its affiliates, for 8,500.00 Chilean pesos in cash per Common Share and 2,833.3333 Chilean pesos in cash per ADS (together, the “U.S. Offer Price”), without interest and less (i) any applicable brokerage fees and commissions and (ii) applicable withholding taxes, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and other related materials, including the form of acceptance for the Common Shares (the “Common Share Acceptance Form”), the letter of transmittal for ADSs (the “ADS Letter of Transmittal”) and the notice of “guaranteed delivery” for the ADSs (the “ADS Notice of Guaranteed Delivery”) which, together with any amendments or supplements thereto, collectively constitute the “U.S. Offer.” Purchaser is making a concurrent all cash tender offer directed to holders of Common Shares, but not holders of ADSs (the “Chilean Offer,” and together with the U.S. Offer, the “Offers”).
The U.S. Offer Price for Shares accepted for payment pursuant to the U.S. Offer will be paid to holders of Shares in U.S. dollars, less the amount of any fees or commissions, expenses and withholding taxes that may be applicable, to such holders. All payments for Shares accepted for purchase pursuant to the Offers will be made within four Chilean business days following the announcement of the results of the Offers (the date of such payment, the “Settlement Date”). The U.S. Offer Price paid to holders of Shares will be converted into U.S. dollars based on the Observed Exchange Rate, published by the Central Bank of Chile (Banco Central de Chile) in the Official Gazette of Chile two Chilean business days immediately prior to the Settlement Date. All payments to holders of Shares tendered pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent. The U.S.$/Ch$ exchange rate as published by the Central Bank of Chile in the Official Gazette of Chile on June 2, 2023, was U.S.$1.00 = Ch$804.60.
In addition, Morrow Sodali International LLC, the Information Agent for the U.S. Offer, can help answer your questions, and may be contacted toll free according to the contact information detailed at the end of this form or the back cover of the U.S. Offer to Purchase.
All capitalized terms used but not otherwise defined herein shall have the meanings set forth in the U.S. Offer to Purchase.
YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.
Please furnish copies of the following enclosed materials to those of your clients for whose accounts you hold ADSs in your name or in the name of your securities intermediary:
1.
the U.S. Offer to Purchase;

2.
a printed form of letter to clients for whose accounts you hold ADSs registered in your name or in the name of your securities intermediary, with space provided for obtaining such clients’ instructions with regard to the Offer;

3.
the ADS Letter of Transmittal; and

4.
a Notice of Guaranteed Delivery, to be used by your clients to accept the U.S. Offer if the procedures set forth in the U.S. Offer to Purchase to tender ADSs cannot be completed prior to 5:30 p.m., New York City time, on the Expiration Date.

Your attention is directed to the following:
1.
The U.S. Offer commenced on June 6, 2023 and will expire at 5:30 p.m., New York City time, on July 5, 2023 (the “Expiration Date”), unless extended or earlier terminated.

2.
The U.S. Offer is subject to the satisfaction or waiver of the conditions described in “The U.S. Offer — Section 11. Conditions to the U.S. Offer” of the U.S. Offer to Purchase.

3.
Purchaser will not pay any brokerage fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager) in connection with the solicitation of tenders of ADSs or Common Shares pursuant to the U.S. Offer. Brokers, dealers, commercial banks, trust companies and other securities intermediaries will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

4.
If required by U.S. federal income tax laws, The Bank of New York Mellon (the “U.S. Tender Agent”) generally will be required to backup withhold at the applicable backup withholding rate of 24% from any payments made to certain U.S. holders of ADSs pursuant to the U.S. Offer.

5.
To validly tender ADSs, send the ADS Letter of Transmittal properly completed and duly executed bearing an original signature (with any required signature guarantees), and all other required documents (including American Depositary Receipts evidencing tendered ADSs, if applicable), to the U.S. Tender Agent at one of its addresses set forth at the end of the U.S. Offer to Purchase as soon as possible and in any event before 5:30 p.m., New York City time, on the Expiration Date, unless the U.S. Offer is extended.

a.
In order for a book-entry transfer of ADSs held through a broker or other securities intermediary to constitute a valid tender of ADSs in the Offer, the ADSs must be tendered by the holder’s securities intermediary before 5:30 p.m., New York City time, on the Expiration

Date. Further, before 5:30 p.m., New York City time, on the Expiration Date, the U.S. Tender Agent must receive (i) a confirmation of a book-entry transfer of the tendered ADSs into the U.S. Tender Agent’s account at The Depository Trust Company and (ii) an Agent’s Message (as described in the U.S. Offer to Purchase) before 5:30 p.m., New York City time, on the Expiration Date.
b.
Holders of ADSs that cannot deliver such ADSs and all other required documents to the U.S. Tender Agent before 5:30 p.m., New York City time, on the Expiration Date may nevertheless tender such ADSs by executing a Notice of Guaranteed Delivery and following the guaranteed delivery procedures described in the U.S. Offer to Purchase.

6.
Under no circumstances will interest be paid on the U.S. Offer Price, regardless of any extension of the Offer or any delay in making payment for the ADSs.

7.
If you are a holder of ADSs and you tender your ADSs in the U.S. Offer, you will not bear any cancellation fees payable to the ADS Depositary. If you cancel your ADSs to tender your Common Shares into the U.S. Offer or the Chilean Offer, you will have to pay cancellation fees to the ADS Depositary.

8.
As of the date of the U.S. Offer to Purchase, the Company’s board of directors has not made any recommendation to its shareholders in connection with the U.S. Offer.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL DESIGNATE YOU, THE INFORMATION AGENT, THE U.S. TENDER AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.
Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of the U.S. Offer to Purchase. Additional copies of the U.S. Offer to Purchase, the ADS Letter of Transmittal and other related materials may be obtained from the Information Agent or on the website maintained by the SEC at www.sec.gov. Holders of Shares also may contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.
The Information Agent for the U.S. Offer is:
MORROW SODALI INTERNATIONAL LLC
509 Madison Avenue New York, NY 10022
Shareholders and All Others Call:
(800) 662-5200 (Toll-Free in North America)
+1 (203) 658-9400 (outside North America)
Email: itau.itcb@morrowsodali.com
The Dealer Manager for the U.S. Offer is:
ITAU BBA USA SECURITIES, INC.
540 Madison Avenue, 23rd Floor
New York, New York 10022
United States
Attention: Adam Cherry
Phone Number: +1 (646) 421-3063
Attention: George Costa e Silva
Phone Number: +55 (11) 99542-2196